Exhibit 99.1

Mediabistro Issues Statement Regarding Recent Trading Activity in Its Common Stock

New York, NY, June 24, 2013 – Mediabistro Inc. (Nasdaq: MBIS), a leading Internet media company that provides services for social media, traditional media and creative professionals, as well as for innovators in the 3D printing and mobile app industries, today made a public statement regarding recent unusual trading activity in its common stock. The Mediabistro common stock traded as high as $2.85 per share on unusually high volume last week, and closed at $1.73 on Friday, June 21, 2013.

Mediabistro does not know any reason for this unusual trading activity, and is monitoring it carefully. The Company noted that, in addition to other measures in effect that are designed to protect long-term stockholder value, Chairman and CEO Alan Meckler continues to own approximately 40% of the Company’s outstanding stock. Also as disclosed in its filings with the Securities and Exchange Commission, Mr. Meckler has loaned the Company approximately $7.6 million secured by a first lien on all assets of the Company. This debt may be accelerated and immediately payable in full in the event of a change in control of the Company.

The Mediabistro Board of Directors reiterated its belief in the Company’s long-term strategic plan and value. The Board intends to meet with Company management and independent advisors to evaluate the situation and any other appropriate measures it might implement to protect long-term stockholder value, including potentially a stockholder rights plan, or “poison pill.”

The Board requests that Mediabistro stockholders not make any rash decisions regarding the Company’s stock, and that they carefully consider all publicly-available information before buying or selling any Mediabistro securities.

About Mediabistro Inc.

Mediabistro Inc. (Nasdaq: MBIS) is a leading Internet media company that provides services for social media, traditional media, and creative professionals, as well as for innovators in the 3D printing and mobile app industries. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses, and research products.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements explicitly made in, or implied by, this press release that are not historical facts, including the near-term trading price and long-term strategic value of the Company’s common stock, are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: the recent unusual trading activity in, and relatively illiquid and highly volatile market for, Mediabistro common stock; risks associated with Mr. Meckler’s control of the Company and its debt to him; risks associated with other anti-takeover measures currently in place or that might be implemented in the future; general economic conditions; the competitive environment in which the Company operates; and the unpredictability of future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Mediabistro assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current Mediabistro Inc. press releases can be found online at:
http://www.corporate.mediabistro.com/corporate/press.html

For information on Mediabistro Inc., contact:
Ashley Taylor Anderson
press@mediabistro.com
212-547-7870